EXHIBIT 99.1



 ENSERCH Corporation                                          News Release
 300 South St. Paul
 Dallas, Texas 75201-5598

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 ENSERCH CORPORATION AND TEXAS UTILITIES
 REACH AGREEMENT TO COMBINE COMPANIES

     DALLAS, TEXAS (April 15, 1996)--ENSERCH Corporation (NYSE--ENS) and Texas Utilities (NYSE--TXU) have entered into a definitive agreement to combine the two companies. Under the terms of the agreement approved by both companies' Boards of Directors, Lone Star Gas and Lone Star Pipeline, the local distribution and pipeline companies of ENSERCH, and other businesses, will be merged into Texas Utilities. Texas Utilities will acquire the ENSERCH companies for $1.7 billion, composed of approximately $550 million of TXU common stock and approximately $1.15 billion of net debt and preferred stock.

     The 83%-owned subsidiary of ENSERCH, Enserch Exploration, Inc. (NYSE--EEX), will be spun off to shareholders of ENS prior to the merger. Based on shares of ENS and EEX presently outstanding, each share of ENS will receive approximately 1.5 shares of EEX in the spin-off.

     Within a range of a 10% variation above or below the April 12 closing price of TXU common stock, the ENSERCH shareholder will receive sufficient shares of TXU common stock to provide $8.00 of value. Above or below the 10% threshold, the value received will move up or down with the price of TXU common stock. The value of EEX shares to be received, estimated based on EEX's Friday's closing price to be approximately $15.68 per ENS share, and the value of the TXU shares to be received represent a total estimated value of $23.68 per share, a gain of 45% over the Friday closing price of ENS. The final value can not be determined until closing.

     "This transaction is the culmination of a strategic plan to enhance shareholder value which the Corporation's Board of Directors has been actively pursuing for some time. The value today of EEX and TXU shares to be received by ENS shareholders represents a substantial premium above the market's prior perception of ENSERCH value. The important aspects of this transaction are that the full upside potential of ENSERCH's ownership interest in EEX is preserved for our shareholders and the value previously unrecognized by the stock market is unlocked," said David W. Biegler, chairman, president and chief executive officer of ENSERCH. "Deregulation of the natural gas industry and the convergence of energy markets make the combination of our two firms a natural fit," he added.

     The agreement is subject to approval by shareholders and the Securities and Exchange Commission, a filing with the Railroad Commission of Texas and Hart-Scott-Rodino clearance. Approvals by the Public Utility Commission of Texas and the Federal Energy Regulatory Commission are not required. The agreement is subject to a favorable ruling as to the tax-free nature of the spin-off of EEX shares.

     Each party has a 21-day period to complete its due diligence review. In connection with entering into the merger agreement, ENS has granted TXU an option to purchase 4.9% of its outstanding common stock at an exercise price of $16.375 per share exercisable under certain circumstances in the event the transaction does not proceed as agreed.

     ENSERCH Corporation is an integrated natural gas company. Enserch Exploration, Inc. is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.